SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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       Preliminary Proxy Statement
       CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
          RULE 14A-6(E)(2))
       Definitive Proxy Statement
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|X|    Soliciting Material Pursuant to Rule 14a-12

                             Mercator Software, Inc.

                (Name of Registrant as Specified In Its Charter)

                        Strategic Software Holdings, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE



               STRATEGIC SOFTWARE HOLDINGS SAYS MERCATOR SOFTWARE
                   REFUSES TO ENGAGE IN MEANINGFUL DISCUSSIONS


New York, NY, April 1, 2003 - Strategic Software Holdings ("SSH") said Mercator Software Inc. (Nasdaq: MCTR) refused to engage in meaningful discussions on its proposal to acquire the company for $2.17 per common share at a meeting the two sides held earlier today.

Rodney Bienvenu, Chairman and CEO of SSH said, "We came to the meeting this morning prepared to have a meaningful, collaborative discussion on all elements of our proposal, and discuss the basis on which the parties could come to a friendly agreement that would deliver substantial value to shareholders. They refused to even engage in discussions on those terms.

"We were prepared to work in a highly expedited manner on this proposal for the benefit of the company and all shareholders. We have the interests of shareholders in mind and our focus remains unchanged."

In a letter to the board of directors of Mercator, delivered on Monday March 31, 2003, SSH said it was prepared to acquire Mercator for $2.17 per common share, a 40% premium over the closing stock price on March 28, 2003.


ABOUT SSH
Strategic Software Holdings is an investment firm that makes equity investments and executes buyouts on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on the partners' extensive knowledge of all aspects of the enterprise software industry to execute high value strategic transactions and to achieve substantial risk adjusted returns for shareholders and portfolio companies. SSH makes equity investments for long-term appreciation, either through a controlling ownership of a company or by taking strategic minority ownership interests. SSH co-invests a significant portion of its capital in its investments and shares the risks of ownership with its investors.

SSH filed with the Securities and Exchange Commission a preliminary proxy statement relating to the solicitation of proxies with respect to the 2003 Mercator annual meeting of stockholders. SSH will file with the Commission, and will furnish to Mercator's stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.


Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. You may also access a copy of SSH's preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.savemercator.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A.


Some of the statements contained in this release may constitute "forward-looking statements," which for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Mercator could differ materially from those anticipated by these forward-looking statements. There can be no assurance that SSH or its nominees will succeed in their efforts to turn Mercator around.

Contacts:

Media:                 Brunswick     Lekha Rao / Wendel Carson - 212-333-3810
Investors:             Innisfree     Arthur Crozier / Peter Walsh - 212-750-5833